Exhibit 99.2

DUET Acquisition Corp. Announces Closing of Initial Public Offering and Exercise of Over-Allotment Option

KUALA LUMPUR, MALAYSIA, Jan. 24, 2022 — DUET Acquisition Corp. (Nasdaq: DUETU) (the “Company”) announced today the closing of its initial public offering of 7,500,000 units at $10.00 per unit (the “Offering”). Each unit consists of one of the Company’s Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A common stock at a price of $11.50 per share. The underwriters exercised their over-allotment option in full for an additional 1,125,000 units at the time of the closing of the Offering. As a result, the aggregate gross proceeds of the Offering, including the over-allotment, is approximately $86.25 million, prior to deducting underwriting discounts, commissions, and other Offering expenses.

The Company’s units began trading on the Nasdaq Global Market on January 20, 2022 under the ticker symbol “DUETU.” Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols “DUET” and “DUETW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on industries that complement its management team’s background and capitalize on the ability and experience of its management team. The primary area of consideration will be disruptive change maker technology enterprises that are capitalizing on the digital shift. These “enabling technology companies” encompass a wide spectrum of capabilities from holistic e-commerce, fintech and big data analytics to robotic process automation. The Company is led by Larry Gan Nyap Liou, the Company’s Chairman of the Board, and Yeoh Oon Lai and Dharmendra Magasvaran, the Company’s Co-Chief Executive Officers.

EF Hutton, division of Benchmark Investments, LLC, acted as the sole book running manager for the Offering. Nelson Mullins Riley & Scarborough LLP acted as legal counsel to the Company. McDermott Will & Emery LLP acted as counsel to EF Hutton, division of Benchmark Investments, LLC.

The units described above were offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-261494) that was originally filed with the Securities and Exchange Commission (“SEC”) on December 3, 2021 and declared effective on January 19, 2022. The Offering was made only by means of a prospectus, copies of which may be obtained, from: EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Larry Gan Nyap Liou
Chairman of the Board
Email: enquiry@duet-corp.com
Phone: +60 3-9201 1087 / +60 11-5695 7895